Exhibit 99.1

FOR IMMEDIATE RELEASE		May 1, 2025
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS LOWER FIRST-QUARTER FINANCIAL RESULTS

•Results in line with company's expectations; full year 2025 earnings guidance affirmed

•Planned power plant outages contribute to higher operations and maintenance expenses versus a year ago

•APS employees focus on summer preparedness, reliability and resilience

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported a consolidated net loss attributable to common shareholders of $4.6 million, or a loss of $0.04 per diluted share of common stock, for the quarter ended March 31, 2025. This result compares with consolidated net income attributable to common shareholders of $16.9 million, or $0.15 per diluted share, for the same period in 2024.

The results reflect a decrease of about $22 million, primarily the result of higher operations and maintenance expense; depreciation and amortization expense, mostly due to increased plant and intangible assets; lower pension and other benefit service cost credits; lower other income due to the gain on the sale of a former subsidiary recognized in the prior year; and higher interest charges. These negative factors were partially offset by the favorable impacts of new customer rates; a gain from a non-utility equity investment made by subsidiary El Dorado; lower income taxes due to lower pretax income and higher tax benefits related to employee benefits; higher transmission revenue; and higher revenue resulting from Arizona Public Service Co.’s (APS) Lost Fixed Cost Recovery (LFCR) adjustor mechanism.

“Financial results in the first quarter were in line with our expectations, especially given the power plant overhauls and maintenance work that we had built into our budget to ensure our system runs reliably during the upcoming summer months,” said Pinnacle West Chairman, President and Chief Executive Officer Ted Geisler. "We remain optimistic that we will achieve our annual targets as customer and electricity sales growth remain robust, along with Arizona's overall economy."

"With Arizona's population growing faster than the national average, it's clear that people view Arizona as an attractive place to live and do business."

A Thriving, Growing Service Territory
The total number of APS retail customers in the first quarter grew a robust 2.3%, while retail sales increased 2.1% quarter over quarter as Arizona’s economy remains a diverse growth and investment hub. In fact, a recent study by the U.S. Census Bureau indicates Maricopa County (home to about 70% of APS’s customers) had the third-largest numeric growth among U.S. counties. Only Harris County, Texas — where Houston is located — and Miami-Dade County, Fla., experienced larger growth. Further, according to a separate Commercial Cafe report, Phoenix remains the number one spot as the best-positioned industrial real estate market, ranking ahead of Orange County and the Inland Empire in California.

Summer Reliability and Safety Preparations

With temperatures in Arizona quickly heating up, employees have been focused on comprehensive summer preparedness designed to ensure safe and reliable power is delivered when the company’s 1.4 million customers need it most to cool their homes and businesses. “To serve our customers with top-tier reliability, we work year-round on operational preparedness, resource planning, procuring sufficient reserve margins, creating customer partnerships to manage peak demand, and maintaining a comprehensive fire mitigation program,” Geisler emphasized.

APS crews continually conduct patrols – on foot, by vehicle and in the air – across a sprawling network of more than 40,000 miles of power lines, to protect and maintain a strong and resilient energy system. In addition, APS employees are nearing completion of a scheduled maintenance and refueling outage at Palo Verde Generating Station Unit 1. The three-unit nuclear plant – a primary source of clean electricity for the Southwest and one of the largest power producers in the U.S. – is critical to meeting summer demand across the Desert Southwest.

With Arizona’s hot summers, low rainfall and dry vegetation, the company is taking further action to support wildfire-prone communities by employing advanced risk modeling tools; expanding its Public Safety Power Shutoffs (PSPS) program to mitigate fire risks and help keep communities safe; and installing innovative fire- and weather-tracking technology on the grid. Among its newly adopted technology, APS has deployed artificial intelligence (AI) fire-sensing cameras to proactively search for early signs of wildfires, thereby enhancing the company’s already vigorous wildfire mitigation program. These cameras alert APS fire mitigation experts and fire dispatch centers when smoke and heat traces are detected in targeted, high fire-risk areas.

“The new AI cameras function as powerful extra sets of eyes and are key to helping us deliver safe, reliable energy to all our customers,” said Geisler. “When minutes matter, integration of this advanced detection technology improves firefighter rapid-response capabilities, thereby helping protect both critical infrastructure and surrounding communities.”

Enhancing Customers’ Experiences
The company’s focus on summer readiness extends to delivering an industry-leading customer experience. Customer touchpoints – including an interactive outage map and email and text alerts – are continually being enhanced ahead of Arizona’s peak summer season. In conjunction with APS’s 24/7 Customer Care Center, these tools will help customers stay better informed during any outages.

Furthermore, APS customers are benefiting from an industry-leading call-center featuring fast response times and knowledgeable, courteous advisors; increased proactive email and text notifications; and an industry-leading digital experience through aps.com and the APS mobile app that helps customers stay informed and complete transactions, monitor energy consumption, select their optimal rate plan and efficiently manage their account. All the while, the company continues to emphasize employee learning, tools and resources to ensure all team members understand their individual and collective roles in customers’ experiences and interactions with APS.

Financial Outlook
For 2025, the company continues to estimate its consolidated earnings will be within a range of $4.40 to $4.60 per diluted share on a weather-normalized basis. Key factors and assumptions underlying this outlook can be found in the first-quarter 2025 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the company’s financial results and recent developments, and to provide an update on the company’s longer-term financial outlook, at noon ET (9 a.m. Arizona time) today, May 1. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 554993. A replay of the call also will be available at pinnaclewest.com/presentations or by telephone until 11:59 p.m. ET, Thursday, May 8, 2025, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering replay passcode 52252.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of more than $27 billion, about 6,500 megawatts of generating capacity and approximately 6,400 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to about 1.4 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•uncertainties associated with the current and future economic environment, including economic growth rates, labor market conditions, inflation, supply chain delays, increased expenses, volatile capital markets, or other unpredictable effects;
•current and future economic conditions in Arizona, such as the housing market and overall business and regulatory environment;
•our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;
•the direct and indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events, or similar occurrences;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customer, and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;
•the potential effects of climate change on our electric system, including as a result of weather extremes such as prolonged drought and high temperature variations in the area where APS conducts its business;
•power plant and transmission system performance and outages;
•competition in retail and wholesale power markets;
•regulatory and judicial decisions, developments, and proceedings;
•new legislation, ballot initiatives and regulation or interpretations of existing legislation or regulations, including those relating to environmental requirements, regulatory and energy policy, nuclear plant operations and potential deregulation of retail electric markets;
•fuel and water supply availability;
•our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•the ability of APS to meet renewable energy and energy efficiency mandates and recover related costs;
•the ability of APS to achieve its clean energy goals (including a goal by 2050 of 100% clean, carbon-free electricity) and, if these goals are achieved, the impact of such achievement on APS, its customers, and its business, financial condition, and results of operations;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•the development of new technologies which may affect electric sales or delivery, including as a result of delays in the development and application of new technologies;
•the cost of debt, including increased cost as a result of rising interest rates, and equity capital and our ability to access capital markets when required;

•environmental, economic, and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;
•volatile fuel and purchased power costs;
•the investment performance of the assets of our nuclear decommissioning trust, captive insurance cell, coal mine reclamation escrow, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•potential shortfalls in insurance coverage;
•new accounting requirements or new interpretations of existing requirements;
•generation, transmission and distribution facilities and system conditions and operating costs;
•our ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;
•the willingness or ability of counterparties, power plant participants and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and
•restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in the most recent Pinnacle West/APS Form 10-K and 10-Q along with other public filings with the Securities and Exchange Commission, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2025	2024

Operating Revenues	$1,032,280	$951,712

Operating Expenses
Fuel and purchased power	380,071	357,864
Operations and maintenance	300,109	257,578
Depreciation and amortization	234,940	210,294
Taxes other than income taxes	59,354	59,164
Other expense	584	20
Total	975,058	884,920

Operating Income	57,222	66,792

Other Income (Deductions)
Allowance for equity funds used during construction	13,249	10,292
Pension and other postretirement non-service credits - net	2,958	11,568
Other income	17,461	30,607
Other expense	(2,570)	(7,567)
Total	31,098	44,900

Interest Expense
Interest charges	104,943	99,774
Allowance for borrowed funds used during construction	(10,102)	(13,141)
Total	94,841	86,633

Income (Loss) Before Income Taxes	(6,521)	25,059

Income taxes (benefit)	(6,183)	3,891

Net Income (Loss)	(338)	21,168

Less: Net income attributable to noncontrolling interests	4,306	4,306

Net Income (Loss) Attributable To Common Shareholders	$(4,644)	$16,862

Weighted-Average Common Shares Outstanding - Basic	119,594	113,621

Weighted-Average Common Shares Outstanding - Diluted	119,594	114,227

Earnings Per Weighted-Average Common Share Outstanding
Net income (loss) attributable to common shareholders - basic	$(0.04)	$0.15
Net income (loss) attributable to common shareholders - diluted	$(0.04)	$0.15